Exhibit 99.1
Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2010 FOURTH
QUARTER AND FULL YEAR SALES RESULTS AND UPDATES EARNINGS
GUIDANCE
•	Reports Fourth Quarter Same Store Sales Decrease of 0.7%

•	Reports Full Year Same Store Sales Increase of 0.8%
EL SEGUNDO, Calif., January 11, 2011 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported sales results for the fiscal 2010 fourth quarter and full year ended January 2, 2011.
For the 13-week fiscal 2010 fourth quarter, net sales were $226.7 million, compared to net sales of $237.6 million for the 14-week fourth quarter of fiscal 2009. Same store sales decreased 0.7% for the fourth quarter of fiscal 2010. After achieving same store sales growth in the low-to-mid single-digit range through the first two months of the quarter, which included the “Black Friday” weekend, sales trends turned negative during the shopping period before Christmas. During the quarter, the Company’s apparel sales increased in the low single-digit range, footwear sales were relatively flat and hardgoods sales decreased in the low single-digit range, all on a same store basis compared to the same period last year. The Company’s merchandise margins decreased 20 basis points for the fourth quarter from the fourth quarter of 2009. As a reminder, the Company’s merchandise margins improved 88 basis points during the fourth quarter of 2009 over the prior year period.
For the 52-week fiscal 2010 full year, net sales increased to $896.8 million from $895.5 million for the 53-week fiscal 2009 full year. Same store sales increased 0.8% for the fiscal 2010 full year.
As a result of the fiscal year calendar, the fiscal 2010 fourth quarter included 13 weeks and the fiscal 2010 full year included 52 weeks, compared to 14 weeks and 53 weeks for the respective reporting periods in fiscal 2009. For purposes of reporting same store sales comparisons to the prior year, the Company uses comparable 13-week and 52-week periods.
For the fiscal 2010 fourth quarter, the Company now expects to realize earnings per diluted share in the range of $0.23 to $0.25, excluding a net charge of $0.07 per diluted share related to legal matters as discussed below, compared to a previously issued guidance range of $0.25 to $0.33. During the fiscal 2009 fourth quarter, the Company’s earnings per diluted share were $0.32, excluding a net charge of $0.03 per diluted share related to legal matters. For the fiscal 2010 full year, the Company now expects to realize earnings per diluted share in the range of $0.99 to $1.01, excluding the net charge of $0.07 per diluted share, compared to earnings per diluted share in the prior year of $1.04, excluding the net charge of $0.03 per diluted share.
During the fourth quarter of fiscal 2010, the Company recorded a net pre-tax charge of $2.3 million, or $0.07 per diluted share after tax, for lawsuits previously disclosed in the Company’s filings with the SEC, of which $1.5 million will be classified as selling and administrative expense and $0.8 million will be classified as a reduction in net sales. Including this charge, the Company expects to realize earnings per diluted share for the fiscal 2010 fourth quarter in the range of $0.16 to $0.18. In the fourth quarter of fiscal 2009, the Company’s earnings per diluted share were $0.29, including a net pre-tax charge of approximately $1.0 million, or $0.03 per diluted share after tax. Including the legal charges in both periods, for the fiscal 2010 full year the Company expects to realize earnings per diluted share in the range of $0.92 to $0.94 compared to earnings per diluted share of $1.01 in the prior year.
“We are disappointed that our sales results came in below expectations for the fourth quarter,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “We achieved same store sales in the positive low-single-digit range for October and positive mid-single-digit range for November, which included the ‘Black Friday’ weekend. However, these gains were offset as our sales turned negative over the three-week key gift shopping period preceding Christmas. We are encouraged that positive sales trends resumed after Christmas and have continued into the start of 2011. We are also pleased to have further strengthened our balance sheet during the quarter, as our positive cash flow allowed us to reduce borrowings under our credit facility by 12% to $48.3 million at year-end compared to the end of fiscal 2009.”
The Company expects to issue earnings results for the fiscal 2010 fourth quarter and full year, as well as provide guidance for the first quarter of fiscal 2011, by the first week of March.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 398 stores in 12 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow, changes in interest rates, credit availability, and higher costs associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the fiscal year ended January 3, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 2010. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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